Exhibit 99.1
Brett Parker Retires from Lucky Strike Entertainment after 24 Years of Service

Richmond, VA – Lucky Strike Entertainment (NYSE: LUCK), one of the world’s premier operators of location-based entertainment, announced today the retirement of Brett Parker from the company. Brett most recently served as Executive Vice Chairman and previously as Chief Financial Officer of the company.

“Brett’s leadership and commitment have been instrumental in helping to shape Lucky Strike into the global leader in location-based entertainment that it has become,” said Thomas Shannon, Founder, Chairman and CEO of Lucky Strike Entertainment. “His dedication and tireless efforts have helped build a strong foundation, and we are grateful for his many years of service.”

With over 24 years of leadership, Brett played a key role in billions of dollars of financings and refinancings and Lucky Strike’s public listing on the New York Stock Exchange in 2021. Brett joined the predecessor company Bowlmor in New York City in 2001. Brett is a Cornell graduate with a Bachelor of Science in Applied Economics and Business Management.

About Lucky Strike Entertainment

Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit IR.LuckyStrikeEnt.com.
Contacts:
IR@LSEnt.com